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                                                                  EXHIBIT 5.3



            (FULLERTON, LEMANN, SCHAEFER & DOMINICK, LLP LETTERHEAD)



                                 April 1, 2004


Corrections Corporation of America
10 Burton Hills Boulevard
Nashville, TN 37215

Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, TN 37238


         RE:      RONALD LEE SUTTLES TRI-COUNTY EXTRADITION, INC.


Ladies and Gentlemen:

As of the date of this letter, we are acting as special California counsel to Ronald Lee Suttles Tri-County Extradition, Inc., a California corporation (the "Guarantor"), a subsidiary of Corrections Corporation of America, a Maryland Corporation (the "Company"), in connection with the proposed issuance by the Guarantor of a guarantee (the "Guarantee") of Corrections Corporation of America's Senior Notes due 2011 (the "New Notes"), such New Notes to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount and denomination of the Company's issued and outstanding 7.5% Senior Notes Due 2011 (the "Old Notes"), as contemplated by the Registration Rights Agreement dated as of August 8, 2003 (the "Registration Rights Agreement"), by and among the Company, the Guarantor, certain other subsidiary guarantors of the Company and the Initial Purchasers (as defined therein). The Old Notes were issued, and the New Notes will be issued, under that certain Indenture dated as of May 7, 2003, as amended and supplemented by that certain
(i) Supplemental Indenture dated as of May 7, 2003 (the "Supplemental Indenture"), (ii) First Supplement to the Supplemental Indenture dated as of August 8, 2003, and (iii) Second Supplement to the Supplemental Indenture dated as of August 8, 2003 (collectively, the "Indenture"), each of which is among the Company, the Guarantor, certain subsidiary guarantors of the Company and U.S. Bank National Association as Trustee.

In so acting, we have examined copies of the form of the New Notes and executed copies of the Indenture and the Guarantee. We have also examined and identified to our satisfaction, originals or copies, certified or otherwise of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and


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Corrections Corporation of America
Bass, Berry & Sims PLC
April 1, 2004
Page 2 of 3


representatives of the Guarantor and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. For purposes of the opinion on the good standing of the Guarantor, we have relied upon the factual matters presented to us, and upon a Certificate of Good Standing of recent date, which we believe interested parties are justified in relying upon. We have also examined all applicable provisions of California law as we consider necessary for purposes of giving the opinions expressed herein. The Indenture provides that it is governed by the laws of the State of New York. We presume that a court considering the issue would respect that choice, and we do not render an opinion as to New York law.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, facsimile, email, conformed or photo static copies and the authenticity of the originals of such latter documents and that all public records viewed by us or on our behalf are accurate and complete. As to various issues of fact, we have relied upon certificates or comparable documents of officers and representatives of the Guarantor.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

         1. The Guarantor is a corporation validly existing and in good standing under the laws of the State of California; and

         2. The execution, delivery and performance of the Indenture and the Guarantee have been duly authorized by all necessary corporate actions on the part of the Guarantor. Each of the Indenture and the Guarantee has been duly executed and delivered by the Guarantor.

The opinions expressed herein are limited to the corporate laws of the State of California, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

The opinions expressed herein are limited to matters set forth in this letter and no other opinion should be inferred beyond the matter expressly stated.

The opinions expressed herein are for your benefit and the benefit of Bass, Berry & Sims PLC in connection with the transactions described herein, and we acknowledge that Bass, Berry & Sims PLC may rely on our opinions in giving certain opinions to you dated the date hereof. The opinions expressed herein are valid only with respect to the date hereof, and we assume no obligation to advise you of facts, circumstances, events or developments which may be brought to our attention after the date hereof and which may alter, affect or modify those opinions.


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Corrections Corporation of America
Bass, Berry & Sims PLC
April 1, 2004
Page 3 of 3



We hereby consent to the use of this opinion as an exhibit to the Registration Statement on Form S-4 and the reference to our firm in the Prospectus filed by you with the Securities and Exchange Commission covering the New Notes.



                                               Very truly yours,

                                               FULLERTON, LEMANN,
                                               SCHAEFER & DOMINICK, LLP

                                               By: /s/ Craig E. Wilson